EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in the Registration Statements on Form S-8 (Nos. 333-150066, 333-167914, 333-174828, 333-195929, 333-195930 and 333-217090) of InfuSystem Holdings, Inc. and subsidiaries, of our report dated March 19, 2018, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO USA, LLP

Troy, Michigan

March 19, 2018